Executed as of the date set forth above.
SELLER:

By: /s/ James R. Latimer, III
James R. Latimer, III, Chief Restructuring Officer

BUYER:

TANDEM ENERGY CORPORATION

By: /s/ Tim G. Culp
Name: Tim G. Culp Title: President

     Signature Page Purchase and Sale Agreement

PURCHASE AND SALE AGREEMENT

BETWEEN

LOTHIAN OIL, INC.,

(as Seller)

AND

TANDEM ENERGY CORPORATION

(as Buyer)

Dated as of December 18, 2007

TABLE OF CONTENTS

DEFINED TERMS

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("***Agreement***") is made and entered into on this 18th day of December, 2007, by and between Lothian Oil, Inc., a Delaware corporation, debtor in possession ("***Seller***"), and Tandem Energy Corporation, a Delaware corporation ("***Buyer***").

A. Seller filed a voluntary petition (the "***Petition***") on June 13, 2007 (the date of such filing is referred to as the "***Petition Date***") commencing a case under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas, Midland Division (the "***Bankruptcy Court***") in the case styled and numbered In re Lothian Oil, Inc., Case No. 07-70121 ("***Bankruptcy Case***").

B. Seller owns, among other things, various oil and gas properties in New Mexico.

C. Seller desires to sell to Buyer and Buyer desires to purchase from Seller certain interests in oil and gas properties located in Chaves, Eddy and Lea Counties, New Mexico, all in the manner and upon the terms and conditions hereinafter set forth, following the receipt of all necessary approvals from the Bankruptcy Court.

D. Seller has marketed certain of its "Properties" (as defined in ***Section 1.9***) and determined, following reasonable due diligence, that (a) the terms and conditions of this Agreement represent the highest and best offer available for the Properties and (b) the Purchase Price and other performance contemplated under this Agreement constitute reasonably equivalent value for the Properties.

E. Seller believes following reasonable diligence, that, in light of the current circumstances, an immediate sale of the Properties is necessary to maximize value and is in the best interests of Seller and its respective stockholders and creditors.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof, agree as follows:

1. Sale and Purchase of the Properties. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller at the Closing (as defined in ***Section 13.1***), but effective as of 7:00 a.m. Central Time on the first day of the calendar month in which the Closing occurs ("***Effective Date***"), all of Seller's right, title and interest in and to the following:

1.1 All oil, gas and mineral leases, and the leasehold estates created thereby, including royalties, overriding royalties, net profits interests, reversionary interests, and other leasehold and fee interests covering certain lands located in Chaves, Eddy and Lea Counties, New Mexico, including, without limitation, those described in the attached ***Exhibit A*** (collectively, the "***Leases***"), and all of the lands covered by said Leases ("***Lands***"), together with corresponding interests in and to all the property and rights

incident thereto, including all rights in any pooled, communitized or unitized acreage by virtue of the Lands being a part thereof (the "***Units***").

1.2 All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or Units.

1.3 All pipelines, gathering systems, water disposal systems, compressors, wellhead equipment, facilities, personal property, equipment, fixtures, and improvements located on or appurtenant to the Leases and Lands insofar as they are used in connection with the operation of the Leases or to the extent related to the production, treatment, sale, or disposal of hydrocarbons or water produced from the Leases, Units or Wells or attributable thereto, excluding that certain tractor utilized by Lothian for both the Properties and other properties (the "***Facilities***").

1.4 All farmout agreements, farmin agreements, surface leases, and division and transfer orders covering or affecting any or all of the interests described or referred to above and all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the interests described or referred to above that are referenced on ***Schedule 1.4*** hereto (the "***Contracts***").

1.5 All surface fee interests, servitudes, easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used in connection with, any or all of the above described interests (the "***Easements***").

1.6 All oil, condensate, natural gas, natural gas liquids, and hydrocarbons and other minerals produced and saved after the Effective Date and attributable to Seller's interest in the Leases, Lands and Units (the "***Hydrocarbons***").

1.7 All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, the Units or the Facilities (the "***Permits***").

1.8 To the extent transferable without payment of a transfer or licensing fee, or in the event a transfer fee or licensing fee is due in connection with the transfer thereof and to the extent that Buyer has agreed to pay such fee, all of Seller's right, title and interest in and to all suspension accounts, well logs, maps, and suspense proceeds, books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data), software licenses and other data in the actual possession or control of Seller and relating to the environmental condition and operation of the Leases, Lands and Facilities, including all title records, customer lists, supplier lists, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and Contract files including hard copies and electronic format (the "***Records***").

1.9 All of the above real and personal properties, rights, titles, and interests described in ***Sections 1.1*** through ***1.8*** above, subject to the limitations and terms

expressly set forth herein and in ***Exhibit A*** attached hereto, including all of the foregoing that is property of Seller's bankruptcy estate created pursuant to Bankruptcy Code section 541, are hereinafter collectively called the "***Properties***" or, individually, the "***Property***".

2. **Purchase Price**. The total purchase price for all of Seller's interest in the Properties shall be Six Million Two Hundred Thousand Dollars ($6,200,000) (the "***Purchase Price***"), subject to any applicable adjustments as hereinafter provided. At the Closing, Buyer shall pay the Purchase Price less the Performance Deposit to Seller by wire transfer of immediately available funds to the account designated by Seller in writing to Buyer.

2.1 **Performance Deposit.** Within one (1) business day following the execution and delivery of this Agreement by Buyer and Seller, Buyer shall have delivered to Seller, as Escrow Agent ("***Escrow Agent***"), in immediately available funds in accordance with wire instructions furnished by Escrow Agent, an aggregate amount equal to Six Hundred Twenty Thousand Dollars ($620,000) (such amount, plus interest earned thereon, less costs and expenses, is hereinafter referred to as the "***Performance Deposit***"). The Performance Deposit shall be held by the Escrow Agent, and if the Closing occurs, the Performance Deposit shall be credited against the Purchase Price paid at Closing.

2.2 **Allocation of Purchase Price.** Within ten (10) days following the execution of this Agreement, Buyer shall deliver to Seller a proposed allocation of the Purchase Price among each of the Properties being acquired as set forth on ***Exhibit A*** hereto. Seller shall, within five (5) days following receipt of the proposed allocation from Buyer, notify Buyer in writing whether Seller agrees with the proposed allocation or has any objections with respect to it (with any objections specifically noted). If Seller notifies Buyer that Seller has any objections to the proposed allocation within such five (5) day period, the parties shall attempt to resolve those objections within three (3) days following Seller's notification of objections, failing which the allocation dispute shall be resolved in accordance with Section 24 hereof. If Seller and Buyer have agreed on an allocation of the Purchase Price among each of the Properties being acquired as set forth on ***Exhibit A*** hereto (or the Bankruptcy Court has otherwise made such determination), then the parties shall cause ***Exhibit A*** hereto to be promptly revised to include the agreed or determined allocation and prior to the Closing Date Buyer shall prepare Internal Revenue Service Form 8594, *Asset Acquisition Statement Under Section 1060* ("***Form 8594***"), in conformity with ***Exhibit A*** as determined in accordance with this Section. Buyer and Seller shall attach such Form 8594 to their respective tax returns for the tax year in which the Closing occurs, and to the extent that the Purchase Price is adjusted, consistently revise and amend the allocation schedule and Form 8594 as necessary. The allocation derived pursuant to this Section shall be binding on Buyer and Seller for all tax reporting purposes and neither Buyer nor Seller (or any of their respective affiliates) shall take any position (whether in tax returns, tax audits, or other administrative or court proceedings with respect to taxes) which is inconsistent with such allocation unless required to do so by applicable law. Notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges and agrees that the presentation by Seller of any Purchase Price allocation objections or the determination by the Bankruptcy

Court of the allocation in the event that the parties cannot agree on such allocation shall not give Buyer any right or remedy to terminate this Agreement, adjust the Purchase Price or seek any damages or other remedy against Seller.

3. Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

3.1 Increases in Purchase Price. The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

3.1.1 The amount of costs and expenses actually paid by Seller related to operating, producing and maintaining the Properties from the Effective Date to the Closing Date.

3.1.2 The amount of all of Seller's prepaid expenses, including ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

3.1.3 The value of all Hydrocarbons in tanks above the pipeline sales connection at the Effective Date that is credited to the Properties, such value to be the market value or, if applicable, the contract price or the price Seller would receive as of the Effective Date, less any applicable severance taxes and royalties.

3.1.4 The aggregate amount of joint interest billings through the Effective Date billed or billable to non-operating working interest owners of producing wells party to a joint operating agreement ("***JOA***") with Seller or its affiliates which JOA's give Seller the right to offset such billings against production and which billings are supported by Seller's usual and customary documentation.

3.2 Decreases in Purchase Price. The Purchase Price shall be decreased by an amount equal to the sum of the following amounts:

3.2.1 The amount of all proceeds received by Seller, including proceeds from the sale of Hydrocarbons, net of all applicable severance taxes and royalties actually paid, attributable to the Properties for periods of time after the Effective Date.

3.2.2 The amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date and for which Buyer shall assume liability following Closing.

3.2.3 The amount allocated to any Property subject to a preferential right to purchase which has been exercised by the holder thereof, and such affected Property shall be excluded from this Agreement and the Assignment.

3.2.4 In order to account for potential plugging and abandonment obligations and similar obligations, the amount of One Hundred Thousand Dollars ($100,000).

4. Title Review.

4.1 Review of Title Records. After execution and delivery of this Agreement, Seller shall make available to Buyer during Seller's regular business hours and upon reasonable notice, for examination and copying Records in Seller's possession relating to title to the Properties.

4.2 Title Due Diligence. During the period ending on the fifteenth (15th) day following the date hereof (the "***Examination Period***"), Buyer may notify Seller in writing of any alleged title defects (each, an "***Alleged Title Defect***") with respect to any of the Properties. Buyer's notice asserting Alleged Title Defects shall include a description and explanation (including any and all supporting documentation associated therewith) of each Alleged Title Defect being claimed and a value that Buyer in good faith attributes to the same, which shall be consistent with the allocation of the Purchase Price among the Properties as set forth in ***Section 2.2.*** The parties shall meet from time to time as necessary in an attempt to agree on a resolution with respect to any outstanding Alleged Title Defects. Any disputes regarding Alleged Title Defects shall be resolved in accordance with the procedures set forth in Section 24.

4.3 Waiver. Except as set forth in ***Article 5*** or in the Assignment and as provided in the next sentence, Buyer irrevocably waives and releases for all purposes all objections associated with the title to any Properties, unless (a) asserted within the Examination Period and (b) in excess of the threshold amount set forth in ***Section 10.7,*** in which case Buyer's recourse is to not close, and, subject to the foregoing exception, Buyer irrevocably waives and releases any and all claims it may have against Seller with respect to title of such Properties. Buyer acknowledges and agrees that except as otherwise agreed to by Seller in writing, there shall be no adjustment to the Purchase Price for any Alleged Title Defects. For the avoidance of doubt, this Section will not diminish or affect in any way the parties' rights and obligations under any indemnity provided in this Agreement.

4.4 Buyer's Waiver of Right to Assert Alleged Title Defects. Notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges and agrees that Buyer irrevocably waives and releases for all purposes all objections associated with title to any Properties and shall have no right to assert Alleged Title Defects under this Agreement.

5. Representations and Warranties of Seller. Seller represents and warrants to Buyers as follows:

5.1 Organization. Seller is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

5.2 Authority. Subject to Bankruptcy Court approval of this Agreement and the transactions contemplated herein, Seller has full power and authority and has taken all requisite action, corporate or otherwise, to authorize Seller to carry on Seller's business as presently conducted with respect to the Properties, to own the Properties, to enter into this Agreement and to perform Seller's obligations under this Agreement. Other than Seller's filing with the Bankruptcy Court, neither the execution and delivery of this Agreement nor the performance of Seller's obligations hereunder will (i) violate its organizational documents, (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Seller is bound or (iii) result in the creation of any lien or other encumbrance upon any of the Properties.

5.3 Enforceability. Subject to Bankruptcy Court approval of this Agreement and the transactions contemplated herein, this Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

5.4 Preferential Purchase Rights/Consents. There are no (a) consents and approvals required to be obtained for or filings required to be made prior to or in connection with or (b) preferential purchase rights exercisable in connection with, the assignment of any material Properties to Buyer.

5.5 Litigation and Claims. Other than the Bankruptcy Case and except as set forth on ***Schedule 5.5*** hereto, Seller represents and warrants that no claim, demand, filing, cause of action, arbitration, administrative proceeding, lawsuit or other litigation is pending or, to its knowledge, threatened with respect to Seller or the Properties that could now or hereafter materially adversely affect the ownership, operation or value of the Properties or any of the Wells.

5.6 Finder's Fees. Seller has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Buyer shall have any responsibility whatsoever. Seller shall indemnify, hold harmless and defend Buyer from and against all claims, liens, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Seller.

5.7 Sale Contracts. There are no contracts or options outstanding for the sale, exchange or transfer of Seller's interest in the Properties or any portion thereof other than contracts for the sales of Hydrocarbons produced and saved from the Properties.

5.8 Notices of Violations. Except as set forth on ***Schedule 5.8*** hereto, Seller has received no notice which has not heretofore been complied with, of any violation of laws, rules or regulations (federal, state and local) issued with respect to the Properties.

5.9 Condemnation Proceedings. There are no condemnation or eminent domain proceedings pending with respect to any of the Properties or any portion thereof.

5.10 Imbalances. To Seller's knowledge, there are no material gas or other Hydrocarbon production, pipeline, transportation or processing imbalances existing as of the Effective Date with respect to any of the Properties

5.11 Taxes. All taxes based on or measured by the ownership of Property, the production or transportation of Hydrocarbons and the receipt of proceeds which are due and relating to the Properties have been properly paid.

5.12 Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

6.1 Organization. Buyer is a corporation duly formed, validly existing and in good standing under the laws of the state of its organization and is qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification.

6.2 Authority. Buyer has full power and authority to carry on its business as presently conducted, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its obligations under this Agreement. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (i) violate its organizational documents; or (ii) violate or constitute a default under any law, regulation, contract, agreement, consent, decree or judicial order by which Buyer or any of its directors, officers, managers, members or properties are bound.

6.3 Enforceability. This Agreement has been duly executed and delivered on behalf of Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

6.4 Basis of Buyer's Decision. Buyer represents that by reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer has evaluated the merits and risks of purchasing the Properties from Seller and has formed an opinion based solely on Buyer's knowledge and experience, and the representations and warranties of Seller herein but not on any representations or warranties by Seller which are not contained in this Agreement. Buyer further represents that it has performed, or will perform before Closing, such review and due diligence with respect to the Properties, as will enable it to make an informed and knowledgeable decision with respect to the purchase of the Properties under the terms of this Agreement.

6.5 Finder's Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers' or finders' fees in respect to this transaction for which Seller shall have any responsibility whatsoever. Buyer shall indemnify, hold harmless and defend Seller from and against all claims, demands, suits, actions or causes of action whatsoever arising from any allegation by a broker, finder or other intermediary that it is entitled to a commission, finder's fee or other compensation as a result of having dealt with Buyer.

6.6 Financial Capability. Buyer has the financial capability to perform under the terms of this Agreement including the ability to pay the Purchase Price in full on the Closing Date, and Buyer represents that there is no financing condition or financing contingency to its performance of the terms of this Agreement.

7. Covenants of Seller.

7.1 Conduct of Business Pending Closing. Seller covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to on any Exhibit hereof, or (c) as otherwise consented to in writing by Buyer, Seller will:

7.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to maintain or to renew); or (c) waive, compromise or settle any material right or claim with respect to any of the Properties.

7.1.2 Cooperate with Buyer in the notification to all applicable governmental and regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

7.1.3 Notify Buyer of the discovery by Seller that any representation or warranty of Seller contained in this Agreement is or becomes untrue or will be untrue on the Closing Date.

7.1.4 Until Closing maintain all insurance now in force with respect to the Properties.

7.2 Access.

7.2.1 Seller shall afford to Buyer and its authorized representatives reasonable access, at Buyer's sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by Seller or its affiliates and Seller shall use its reasonable efforts to afford Buyer and its authorized representatives similar access to Properties operated by third parties, *provided, however,* that Buyer shall indemnify, hold harmless and defend

Seller and its affiliates, and their respective officers, directors, managers, employees, attorneys, agents, representatives, successors and assigns (the foregoing collectively, the "***Seller Indemnitees***") from and against any and all losses, costs, damages, obligations, claims, liabilities, fines, expenses and causes of action, and including attorneys' fees and costs of legal proceedings and expert fees and expenses (collectively "***Claims***"), arising from Buyer's inspection of the Properties, including Claims for personal injuries and property damage, but excluding Claims arising from Seller's gross negligence or willful misconduct, and (b) Seller's records relating to operating, accounting, contracts, materials, data and information regarding the Properties ("***Data***"); *provided however,* that Data shall not include (i) any legal materials the disclosure of which Seller reasonably determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, or (ii) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

7.2.2 Buyer, in Buyer's sole discretion, may make offers of engagement or employment to those personnel of Seller engaged or employed in connection with the operation of the Properties identified on ***Schedule 7.2.2*** ("***Site Personnel***"), effective as of the Closing Date at such salaries, wages or rates, and under employee benefit plans and policies as deemed appropriate by Buyer. Buyer shall not offer to engage or employ any personnel or employee of Seller who is engaged or employed by Seller in connection with the operation of other assets owned by Seller, or assist, induce, influence, or in any way cause any such personnel or employee to terminate his engagement or employment with Seller. At least ten (10) business days prior to the anticipated Closing Date, Buyer shall provide Seller with a list of Site Personnel who have accepted an engagement or employment with Buyer ("***Transferred Personnel***"). Transferred Personnel shall commence their engagement or employment with Buyer on the Closing Date. For the avoidance of doubt, Seller acknowledges and agrees that Buyer shall not be obligated to pay or reimburse Seller for any severance payments or benefits owed or allegedly owed by Seller to any personnel or employee of Seller.

7.3 Exclusivity. Subject to any limitations imposed by the Bankruptcy Court and applicable laws, and subject to the Sale Procedures outlined in ***Exhibit B***, Seller shall be free to solicit or entertain any other offer to acquire the Properties, or any portion thereof, or enter into any negotiation or agreement that provides for the acquisition of any portion of the Properties by a party other than Buyer.

7.4 Bankruptcy Court Approval. Except as provided in ***Section 7.5***, Seller has or will file appropriate pleadings in the Bankruptcy Court pursuant to 11 U.S.C. §§ 105, 363 and 365 (or any other applicable sections) to effectuate the transactions contemplated hereunder including the sale of the Properties free and clear of all interests in property, claims and Encumbrances (including those set forth on ***Schedule 5.5*** hereto), other than Permitted Encumbrances, in form and substance acceptable to Buyer, including findings that Buyer is a good faith Buyer (the "***Bankruptcy Sale Pleadings***"), and Seller will use reasonable efforts to prosecute the Bankruptcy Sale Pleadings and obtain approval of same by an order of the Bankruptcy

Court, in form and substance reasonably acceptable to Buyer (the "***Sale Order***"), including the approval of (i) this Agreement, and (ii) the assignment by Seller of the Properties. Seller shall provide notice of the Bankruptcy Sale Pleadings to be filed hereunder in accordance with the Bankruptcy Code, the rules thereunder (including any applicable local rules) and applicable orders of the Bankruptcy Court to all parties entitled to such notice under the foregoing.

7.5 Approval of Sale Procedures. Within two (2) business days following the execution of this Agreement, Seller shall file a motion with the Bankruptcy Court (the "***Sale Procedure Motion***") seeking approval on an expedited basis of the auction and sale of the Properties according to the procedures, terms and conditions set forth on ***Exhibit B*** (the "***Sale Procedures***"). Additionally, the Sale Procedure Motion shall request the setting of a date for the hearing for the auction of the Assets ("***Sale Hearing***") that allows the closing of the transactions contemplated herein to occur within the time frames provided herein. Seller shall use reasonable efforts to obtain approval of the Sale Procedure Motion on an expedited basis by order of the Bankruptcy Court, in form and substance reasonably acceptable to Buyer (the "***Sale Procedures Order***").

7.6 Closing Conditions. Subject to Bankruptcy Court supervision, Seller shall cause all the representations and warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are reasonably within the control of Seller, subject to Bankruptcy Court supervision Seller shall use reasonable commercial efforts to cause such conditions to be satisfied on or prior to the Closing Date.

8. Covenants of Buyer.

8.1 Closing Conditions. Buyer shall cause all of the representations and warranties of Buyer contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are reasonably within the control of Buyer, Buyer shall use reasonable commercial efforts to cause such conditions to be satisfied on or prior to the Closing Date.

9. Conditions Precedent to the Obligations of Seller. The obligations of Seller to be performed at the Closing are subject to the fulfillment (or waiver by Seller in its sole discretion), before or at the Closing, of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at, and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

9.2 No Injunctions. There shall be no orders, decrees or judgments of a court or administrative agency which enjoin the consummation of the transactions contemplated by this Agreement.

9.3 Consents and Bankruptcy Court Orders. All consents and approvals required to be obtained for the assignment of the Properties to Buyer (including that the Bankruptcy Court shall have issued the Sale Order as such term is defined in ***Section 7.4***) shall have been obtained by Seller or waived by Buyer or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing.

10. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to be performed at the Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion), before or at the Closing, of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed and satisfied by it at or prior to Closing.

10.2 No Injunctions. Except as set forth on ***Schedule 5.5*** and ***Schedule 5.8***, there shall be no orders, decrees or judgments of a court or administrative agency which enjoin the consummation of the transactions contemplated by this Agreement.

10.3 Consents. All consents and approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained by Seller or waived by Buyer or shall have expired without being exercised and have therefore been waived, except for those consents and approvals which are customarily obtained after closing.

10.4 Non-Foreign Status. Seller's delivery of a certificate of non-foreign status which meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).

10.5 Preferential Purchase Rights. Any applicable preferential purchase rights (i) shall have been exercised and the affected Properties shall have been excluded from this Agreement in accordance with ***Section 3.2.3***, or (ii) have been waived, or the time to elect under such purchase right shall have elapsed.

10.6 Bankruptcy Conditions. Each of the following shall have occurred (collectively, the "***Bankruptcy Conditions***"):

10.6.1 Sale Procedures Order. The Sales Procedure Order shall have been entered in form and substance reasonably satisfactory to Buyer and shall have become a Final Order;

10.6.2 Sale Order. The Sale Order shall have been entered in form and substance reasonably satisfactory to Buyer and shall have become a Final Order;

10.6.3 Definition of Final Orders. The term "Final Order" means an order of a court of competent jurisdiction which has been entered of record on the Court's docket, and the time to appeal or request reconsideration or a new hearing or trial with respect to such order has expired without any such challenge being

filed. Additionally, no order shall be deemed to be a Final Order if performance or execution of such order has been stayed or enjoined; and

10.6.4 Waiver of Finality. Buyer, in its sole discretion, may elect to close before the Sale Procedures Order or the Sale Order have become Final Orders, but under no circumstances shall Buyer be required to waive finality of either order.

10.7 Title Defects. The aggregate amount of all uncured Alleged Title Defects shall not exceed $400,000.

10.8 Change in Law. There shall not have been issued and be in effect any statute, regulation, order, decree or judgment or other applicable law which prohibits the consummation of the transactions contemplated herein.

11. Permitted Encumbrances.

11.1 "Permitted Encumbrances" shall mean:

(a) Lessors' royalties, overriding royalties, reversionary interests and similar burdens of record;

(b) Division orders and sales contracts with entities not affiliated with Seller terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(c) Required third party consents to assignment and similar agreements with respect to which waivers or consents have been duly obtained from the appropriate parties;

(d) Materialman's, mechanic's, repairman's, employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing and for which Seller indemnifies Buyer subsequent to Closing;

(e) All rights to consent by, required notices to, filings with, or other actions by governmental or regulatory entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with the use or operation of such Property;

(g) All JOA's, operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties;

(h) Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(i) All rights reserved to or vested in any governmental, regulatory, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental and regulatory authorities; and

(j) All other liens (excluding liens or security interests for borrowed money), charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties which individually or in the aggregate are not such as to interfere materially with the operation, value or use of any of the Properties and do not prevent Buyer from receiving the proceeds of production from any of the Wells.

12. Suspense Funds Held by Seller. Within thirty (30) days prior to the anticipated Closing, Seller shall provide to Buyer a list showing all proceeds from production attributable to the Properties, if any, that are held in suspense by Seller and within thirty (30) days following the Closing, Seller shall transfer to Buyer all such suspended proceeds ("***Buyer's Suspense Accounts***"). Subject to Seller's compliance with the foregoing, Buyer shall be responsible for proper distribution of all Buyer's Suspense Accounts following Buyer's receipt of such suspended proceeds, and Buyer hereby agrees to indemnify, hold harmless and defend the Seller Indemnitees from and against any and all Claims arising out of or relating to Buyer's retention or distribution of Buyer's Suspense Accounts.

13. Closing.

13.1 The Closing. The purchase and sale of the Properties pursuant to this Agreement shall be consummated ("***Closing***") in Houston, Texas at the offices of Haynes and Boone, LLP on the eleventh (11th) day (or, if such day is not a business day, on the next business day) following the entry of the final Sale Order ("***Closing Date***"), but effective as of the Effective Date.

13.2 Closing Obligations. At Closing the following events shall occur, each event under the control of one Party hereto being a condition precedent to the events under the control of the other Party, and each event being deemed to have occurred simultaneously with the other events:

13.2.1 Seller shall execute and deliver to Buyer, and Buyer shall execute and receive, one or more instruments of assignment, in substantially the form of the Assignment and Bill of Sale set forth as ***Exhibit C*** hereto ("***Assignment***").

13.2.2 Buyer shall deliver to Seller, in immediately available funds (wire transfer), a preliminary amount which shall be that amount estimated in good faith by Seller to be the computation of the Purchase Price less the Performance Deposit ("***Preliminary Amount***"). Seller shall provide Buyer with a closing statement reflecting its calculation of the Preliminary Amount at least five (5) business days prior to the anticipated Closing Date. Any disputes concerning the computation of the Preliminary Amount shall be resolved pursuant to the provisions of ***Section 14.2*** hereof.

13.2.3 Seller and Buyer shall execute, acknowledge and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

13.2.4 As to those Properties operated by Seller, Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect the administrative change of operator of such Properties from Seller to Buyer. Also, with respect to any Wells for which Seller is designated as the operator under the applicable operating or other similar agreement, Seller shall send letters to all working interest owners advising of Seller's resignation as operator in compliance with applicable law.

13.2.5 Seller shall deliver to Buyer possession of the Properties and the other assets described in ***Section 1*** at the Closing.

14. Post-Closing Adjustments.

14.1 Final Settlement Statement. After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles, a statement ("***Final Settlement Statement***"), a copy of which shall be delivered by Seller to Buyer no later than ninety (90) days after the Closing Date, setting forth each adjustment to the Purchase Price necessary to determine the final purchase price ("***Final Purchase Price***") and showing the calculation of such adjustments in accordance with ***Section3***. Buyer shall have thirty (30) days after receipt of the Final Settlement Statement to review such statement and to provide written notice to Seller of Buyer's objection to any item on the statement. Buyer's notice shall clearly identify the item(s) objected to and the reasons and support for the objection(s). If Buyer does not provide written objection(s) within the 30-day period, the Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. If Buyer provides written objection(s) within the 30-day period, the Final Settlement Statement shall be deemed correct with respect to the items to which Buyer has not objected. Buyer and Seller shall meet to negotiate and resolve the objections within fifteen (15) days of Seller's receipt of Buyer's objections. If Buyer and Seller agree on all objections the adjusted Final Settlement Statement shall be deemed correct and shall not be subject to further adjustment. Any items not agreed to at the end of the 15-day period may, at either party's request, be resolved in accordance with ***Section 14.2*** below.

14.2 Dispute Resolution. If Seller and Buyer cannot agree upon the Final Settlement Statement, the parties agree that the dispute shall be submitted to the Bankruptcy Court and both Buyer and Seller can call expert witnesses to address any issues in such dispute. Buyer and Seller covenant that they will only resort to the Bankruptcy Court for any such disputes, which determination shall be final.

14.3 Payment of Final Purchase Price. If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement or after the decision of the Bankruptcy Court, pursuant to ***Section 14.2***. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) business days after the parties have agreed upon the Final Settlement Statement or after the decision of the Bankruptcy Court, pursuant to ***Section 14.2***.

15. Assumption of Certain Obligations. At Closing, Buyer shall assume all costs and liabilities and discharge all obligations of Seller (a) under all Leases, Easements, Permits and Contracts from and after the Effective Date, (b) for all accounts payable and contractual obligations incurred by Seller in accordance with this Agreement with respect to the Properties and attributable to periods on or after the Effective Date, and (c) for all obligations to cleanup and restore any property included in or affected by the Properties.

16. Limitation and Survival.

16.1 Limitation of Warranties. Anything in this Agreement to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that Seller will warrant title in the Properties subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE

ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.

16.2 Survival of Seller's Representations. The representations and warranties made by Seller in ***Sections 5.4*** through ***5.12*** shall terminate at Closing.

17. Buyer's Assumption and Indemnity. Buyer shall assume and be fully responsible for the Properties on and after Closing, including all operations, and shall indemnify, hold harmless and defend the Seller Indemnitees from and against all Claims whenever arising with respect thereto, whether before or after the Effective Date, including plugging and abandonment liability, accidents or injuries associated with the Wells, the casing, and all other leasehold equipment and Facilities in and on the Wells and the Leases, gathering lines, pipelines, tanks and all other personal property and fixtures used on or in connection with the Properties.

18. Risk of Loss. If, after the date hereof and prior to the Closing any part of the Properties shall be destroyed or harmed by fire or any other casualty or cause or shall be taken by condemnation or the exercise of eminent domain, Buyer shall be entitled to any applicable insurance proceeds or condemnation awards and an adjustment to the Purchase Price based upon the allocated value of the Property destroyed or harmed, to the extent such loss is not covered by insurance or condemnation award; *provided, however,* if prior to Closing such an event occurs, whether fire, other casualties or eminent domain, causing a loss of more than ten percent (10%) of the Purchase Price for which Seller has not agreed to bear responsibility, either party hereto shall have the right to terminate this Agreement without obligation or liability to the other party, except for liabilities assumed by Buyer pursuant to ***Section 7.2*** and except for Seller's obligation to refund to Buyer the Performance Deposit.

19. Termination and Remedies.

19.1 Termination. If the Closing has not occurred on or prior to the date which is one hundred and twenty (120) days following the date of this Agreement, and Seller has fully complied and performed pursuant to the provisions of this Agreement and is prepared to close, and Buyer has failed to fully and timely comply with Buyer's obligations as set forth herein or as required by applicable law, Seller may terminate this Agreement and retain the Performance Deposit as liquidated damages in which case it shall give written notice of the termination to Buyer.

19.2 Sole Remedy of Buyer Prior to Closing. If any time at or prior to Closing:

(a) it is discovered that any of the representations and warranties made herein by Seller are incorrect in any material respect,

(b) Seller fails to fully and timely comply with any of Seller's obligations as set forth herein or as required by applicable law, or

(c) the Closing has not occurred on or prior to the date which is one hundred and twenty (120) days following the date of this Agreement, and Buyer has complied and performed in all material

respects pursuant to the provisions of this Agreement and is prepared to close (except where Buyer is excused from being prepared to close as result of the failure of any of the conditions precedent set out in ***Section 10*** hereof),

then Buyer's sole and exclusive remedy against Seller shall be (i) to seek specific performance (other than with respect to the circumstance provided in ***Section 19.2(c)***) or (ii) to terminate this Agreement, and within five (5) business days after Seller receives written notice of such election by Buyer under this clause (ii), Seller shall return the Performance Deposit to Buyer.

20. Environmental Matters.

20.1 Presence of Wastes, NORM, Hazardous Substances, and Asbestos. Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred thereon. Additionally, the Properties, including production equipment, may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("***NORM***"). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediation, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Properties, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental and regulatory agencies.

20.2 Adverse Environmental Condition. "***Adverse Environmental Condition***" means any contamination or condition exceeding regulatory limits (now or in the future) and not otherwise authorized by permit or law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, leaching or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, prior to the Closing Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment under current or future federal, state or local laws or statutes, including the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as such laws may be amended from time to time and all regulations, orders, rulings, directives, requirements and ordinances promulgated thereunder (collectively, "***Environmental Laws***").

20.3 Environmental Assessment. Prior to Closing, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, Seller will reasonably cooperate with Buyer in contacting the operators of any such non-operated Property directly to arrange for access for the purposes of environmental assessment. Buyer or any of its representatives and agents must comply with Seller's written environmental and safety rules and policies while performing any environmental assessment on Seller-operated Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is completed pursuant to legal process of any court or governmental or regulatory authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation costs estimates, and recommended remediation procedure or other information concerning or derived from Buyer's environmental assessment, and Seller may utilize any such information and provide it to third parties in connection with any activity contemplated and permitted by ***Section 7.3***.

20.4 Indemnification of Adverse Environmental Conditions. After Closing, Buyer shall indemnify, hold harmless and defend the Seller Indemnitees from and against any and all Claims associated with all Adverse Environmental Conditions, including any such conditions arising out of or relating to any discharge, release, production, storage, treatment or any activities on or in the Properties, or the migration or transportation from any other lands to the Properties (specifically excluding transportation and disposal from the Properties to offsite locations prior to Closing), WHETHER BEFORE OR AFTER the Effective Date, of materials or substances that are at present, or become in the future, subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER OR ANY SELLER INDEMNITEE. BUYER HEREBY RELEASES SELLER AND ALL OTHER SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER PRESENT OR FUTURE ENVIRONMENTAL LAW OR REGULATION.

21. Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereto.

22. Access to Records by Seller. Within five (5) days after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all Records and Data, except that Seller may retain (a) the originals of all Records

and Data which are related to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals to Buyer that affect the Properties, and (b) the originals of all accounting Records and Data, in which case Seller shall deliver duplicate copies of any such retained originals which relate to the Properties to Buyer. For a period of four (4) years after the Closing Date, Buyer will retain the Records and Data delivered to it pursuant hereto and will make such Records and Data available to Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Buyer shall notify Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Records and Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this ***Section 22***.

23. Notices. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by certified mail, postage prepaid and return receipt requested or by telecopier as follows:

Seller:	Lothian Oil, Inc. 200 N. Lorraine, Suite 400 Midland, Texas 79701 Attention: James R. Latimer, III Chief Restructuring Officer Telephone: (214) 871-2460 Telecopier: (214) 871-5040
With Copy To:	Haynes and Boone LLP 1221 McKinney, Suite 2100 Houston, Texas 77010 Attention: Blaine Bates Telephone: (713) 547-2100 Telecopier: (713) 236-5633
Buyer:	Tandem Energy Corporation 200 N. Loraine, Suite 500 Midland, Texas 79701 Attention: Tim G. Culp Telephone: (432) 686-7136 Ext. 1107 Telecopier: (432) 686-0527
With Copy To:	Mr. Matthew R. Reynolds Porter & Hedges LLC 1000 Main Street, 36th Floor Houston, Texas 77002 Telephone: (713) 226-6694 Telecopier: (713) 226-6294

or to such other place within the United States of America as either party may designate as to itself by written notice to the other party. All notices given by personal delivery or mail shall be

effective on the date of actual receipt at the appropriate address. Notices given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours.

24. Dispute Resolution. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN THE PARTIES HERETO ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE DETERMINED BY THE BANKRUPTCY COURT WHICH SHALL HAVE EXCLUSIVE JURISDICTION, AND EACH PARTY HEREBY CONSENTS TO SUCH JURISDICTION.

25. Governing Law. EXCEPT TO THE EXTENT THE LAWS OF NEW MEXICO MANDATORILY APPLY, THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS.

26. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the preceding sentence, prior to Closing Buyer may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Seller.

27. Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. All matters disclosed by Seller to Buyer pursuant to any Section of this Agreement shall be deemed to be disclosed with respect to all Sections of this Agreement. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

28. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

29. Press Releases. Seller and Buyer shall consult with each other prior to the issuance of any press releases or other public announcements concerning this transaction.

30. Headings; Use of Certain Terms. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement. All uses of the word "include" or "including" mean "including, without limitation" or "including, but not limited to".

31. Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

32. Expenses, Fees and Taxes. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the sale of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify, hold harmless and defend the Seller Indemnitees with respect to the payment of any of such taxes, including any interest or penalties assessed thereon and all Claims associated therewith. The indemnity, hold harmless and defense obligations contained in the preceding sentence shall survive the Closing.

33. Attorneys Fees. In the event that any party hereto makes or institutes a claim, demand, action, litigation, arbitration or other proceeding relating to or arising out of matters or relationships set forth in or contemplated by this Agreement (any such occurrence being referred to as a "***Dispute***"), then the prevailing party in such Dispute shall be entitled to recover from the other party hereto all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party during the course of the Dispute. A party hereunder shall be deemed to be a prevailing party once a favorable finding, ruling, order, judgment, decision or other such action is taken or entered in favor of one party on the merits of the Dispute and which becomes non-appealable.

34. Laws and Regulations. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by governmental or regulatory authorities with regard to the Properties, and shall provide and maintain with the applicable governmental and regulatory agencies all required bonds, and (b) Buyer shall assume all of Seller's obligations with regard to abandonment of all existing unplugged wells, whether producing or nonproducing, and abandonment of the leasehold property including, where applicable, the plugging of wells and the restoration of the surface in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall indemnify, hold harmless and defend the Seller Indemnitees with respect to any and all of those obligations and any Claims arising or resulting therefrom.

35. Survival. All obligations of Buyer to indemnify, hold harmless and/or defend the Seller Indemnitees under this Agreement shall survive the Closing and Buyer shall remain liable therefor as regards the Seller Indemnitees even if Buyer shall assign, sell or transfer the Properties to a third party.

36. Exhibits and Schedules. The following Exhibits and Schedules are incorporated herein and made a part hereof.

Exhibit A	Leases and Allocated Values
Exhibit B	Sale Procedures
Exhibit C	Assignment and Bill of Sale
Schedule 1.4	Contracts
Schedule 5.5	Litigation and Claims
Schedule 5.8	Notices of Violations
Schedule 7.2.2	Site Personnel

37. Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement is intended to or shall be construed to confer upon any person not a party hereto any right, remedy or claim under or by reason of this Agreement.

38. Time of the Essence. The parties acknowledge and agree that time is of the essence hereunder.

(Signature page follows)

EXHIBIT A

Leases and Allocated Values

(attached)

Property Name	County	Legal Description	Depth Rights
Wk Means #2 & 3	Chaves	NW4, S2 Sec 28, T14S-R30E	Surface to base of the Queen
Federal 21 No. 1	Chaves	SW4 SE4 Sec 21, T14S-R30E	Surface to base of the Queen
Federal 28 Nos. 1 & 3	Chaves	SW4 NE4, NW4 NE4 Sec 28, T14S-R30E	Surface to base of the Queen
South Lucky Lake Queen Unit	Chaves	T15S-R29E	
		SW4 Sec22	Surface to 1,925'
		NE4 NW4 Sec 22	Surface to 1,925'
		NW4 NW4, S2 NW4 Sec 22	Surface to 1,925'
		E2 E2, NW4 NE4 Sec 21	Surface to 1,925'
		SW4 SW4 Sec 15	Surface to 1,925'
		SE4 SE4 Sec 16	Surface to 1,925'
		NW4 SE4 Sec 16	Surface to 2,448
		SW4 SE4 Sec 16	Surface to 2,448
		SE4 SW4 Sec 16	Surface to 2,448
		E2 NE4 Sec 28	Surface to 2,448
		W2 SW4, SE4 SW4 Sec 9	Surface to 2,448
Ja[illegible] Federal	Eddy	SW4, S2 NW4 Sec 26, T16S-R30E	Surface to 3,300'
H. "A" & "B" Federal	Eddy	SW4, SE4 NW4 Sec 22, T16S-R30E	Surface to 3,300'
		N2 SW4, NE4 Sec 27, T16S-R30E	Surface to 3,300'
Tenneco Federal #1	Eddy	NW4 NW4 Sec 28, T19S-R31E	Surface to 75' below top of Yates
Featherstone Federal #1	Eddy	NW4 SW4 Sec 5, T19S-R31E	Surface to 3,466'
Arco Federal #1 & #2	Eddy	SW4 NE4, SW4 SE4 Sec 1, T17S-R31E	Surface to base of the San Andres
B.D. State #1	Eddy	NE4 SW4 Sec 11, T16S-R31E	Surface to 4,500
Mobil State #1	Eddy	SW4 NE4 Sec 11, T16S-R31E	Surface to 4,118'
		NW4 NE4, SE4 NE4 Sec 11, T16S-R31E	Surface to 4,200'
Amoco State #1	Eddy	SW4 SE4 Sec 16, T18S-R29E	Surface to base of the San Andres not to exceed 3,500' below the surface
Hudson State #1 & #2	Eddy	NE4 SE4, NW4 SE4 Sec 9, T17S-R28E	Surface to 2,500'
Vola Federal #1, #2 & #3	Eddy	W2 SW4, SE4 SW4 Sec 1, T17S-R31E	Surface to 4,500'
Humble State	Eddy	SE4 NE4, E2 SW4 Sec 9, T18S-R28E	Surface to 2,800' or 100' below the total depth drilled on each subdivision
Aurora State	Eddy	NE4 NE4, NW4 SW4, S2 SW4 Sec 3, T19S-R29E	Surface to the top of the San Andres
Barton "A" Federal	Eddy	NE4 NW4 Sec 22, T19S-R31E	Surface to 2,450'

Property Name	County	Legal Description	Depth Rights
Brainard Federal No. 12	Eddy	Lot 1 (SE4 SE4) Sec 34, T18S-R29E	Surface to 3,050'
Brainard Federal	Eddy	NW4 SW4 Sec 34, T18S-R29E	Surface to base of Queen, or a depth of 2,505', whichever is lesser
		NW4 SE4, NE4 SW4 Sec 34, T18S-R29E	Surface to 2,200', or through the base of the Queen Sand, whichever is lesser, and limited to base of Queen Sand (Red Sand) to the top of the San Andres
		SW4 SE4 Sec 34, T18S-R29E	Surface to base of the Queen Sand, or 2,543' whichever is lesser
		Lot 3 (SE4 SW4) Sec 34, T18S-R29E	Surface to the top of the San Andres
		NE4 SE4 Sec 34, T18S-R29E	750' down to, but not below, the top of the San Andres
		SW4 SW4 Sec 34, T18S-R29E	Surface to base of the Queen Sand or to 2,373', whichever is lesser
		SE4 SW4 Sec 34, T18S-R29E	Base of Queen to top of San Andres
C State Nos 2 & 4	Eddy	NW4 SE4 Sec 33, T17S-R29E	Surface to 3,300'
Camille State	Eddy	NE4 SE4 Sec 22, T17S-R28E	Surface to base of the Seven Rivers
Cost A Plenty	Eddy	NE4 SE4 Sec 1, T17S-R29E	Surface to base of the Lovington Sand
Drewery	Eddy	Lot 3, NE4 NW4, SE4 NW4, E2 SW4, Sec 6, T17S-R30E	Surface to 3,000'
English	Eddy	SW4 SE4 Sec 20, T19S-R31E	Limited in Depth to all depths held of record by Assignors
Gulf Fluss State	Eddy	SE4 SE4 Sec 22, T17S-R28E	Surface to deepest productive zone in the Gulf Fluss No. 1 not to exceed 100' below the base of the Seven Rivers
Gulf State	Eddy	NW4 NE4 Sec 22, T17S-R28E	Surface to 50' below the greatest depth drilled in the initial test well not to exceed 2,500'
		NE4 NW4 Sec 22, T17S-R28E	Surface to 50' below the greatest depth drilled in the initial test well not to exceed 2,500'
Hanson Federal	Eddy	W2 NW4 Sec 12, T16S-R30E	Surface to 3,200'
Lusk 22 Federal Nos 1 & 2	Eddy	W2 NW4 Sec 22, T19S-R31E	Limited in Depth to all depths held of record by Assignors
McKee-Wilson Federal	Eddy	SE4 NW4 Sec 34, T18S-R29E	Surface to 2,206' or to base of the Queen Sand, whichever is less
		NE4 NW4 Sec 34, T18S-R29E	Surface to 2,204' or to the base of the Queen Sand, whichever is less
Ohio-Jones Federal	Eddy	SE4 NE4 Sec 24, T19S-R31E	Surface to 2,700'
		W2 NE4 Sec 24, T19S-R31 E	Surface to 2,700'
Parke Federal	Eddy	NE4 Sec 3, T17S-R30E	Surface to base of the Lovington Sand
Perry Leonard	Eddy	S2 SW4 Sec 33, T17S-R29E	Surface to 3,000'
Ronadero Federal 1-4	Eddy	#1: NW4 SE 4 Sec 4, T16S-R31E	Surface to 3,800'
		#2: Lot 14 Sec 4, T16S-R31E	Surface to 3,770'

Property Name	County	Legal Description	Depth Rights
		#3: Lot 13 Sec 4, T16S-R31E	Surface to 3,755'
		#4: NW4 SE4 Sec 4, T16S-R31E	Surface to 3,800'
Ronadero 9 USA	Eddy	NE4 SW4 Sec 9, T16S-R31E	Surface to 3,750'
Southern Union (Hackberry)	Eddy	SE4 NE4, NW4 SW4 Sec 30, T19S-R31E	Limited in Depth to all depths held of record by Assignors
Sun Federal	Eddy	SE4 NW4, NW4 SE4 Sec 20, T19S-R31E	Limited in Depth to all depths held of record by Assignors
Tennessee	Eddy	SW4 SW4 Sec 21, T19S-R31E	Limited in Depth to all depths held of record by Assignors
Old Loco Unit	Eddy	SW4 SW4 Sec 32, T17S-R29E	Surface to 3,100'
		SW4 NE4 Sec 32, T17S-R29E	From 2,350' to 2,850'
		NW4 SW4 Sec 32, T17S-R29E	Surface to 3,000'
		NE4 SW4 Sec 32, T17S-R29E	From 2,380' to 2,880'
		SE4 SW4 Sec 32, T17S-R29E	Surface to base of unitized formation as defined in Sec 1 of the Old Loco Unit Agmt date 3/1/64, Book 159, Page 117
		NE4 SE4 Sec 32, T17S-R29E	Surface to 2,800'
		SW4 SE4 Sec 32, T17S-R29E	From 2,400' to 2,900'
		SE4 SE4 Sec 32, T17S-R29E	Surface to 2,791'
		N2 NW4, SE4 NW4 Sec 32, T17S-R29E	Surface to 2,785'
		S2 SE4 Sec 31, T17S-R29E and	From 2,350' to 2,850'
		SE4 NE4, NW4 SE4 Sec 32, T17S-R29E	From 2,350' to 2,850'
		SW4 NW4 Sec 32, T17S-R29E	Surface to base of the unitized formation as defined Sec 1 of the Old Loco Unit Agmt date 3/1/64, Book 159, Page 117
		NE4 NE4 Sec 32, T17S-R29E	From 2,400' to 2,900'
		NW4 NE4 Sec 32, T17S-R29E	Surface to 2,850'
Square Lake 12 Unit	Eddy	SE4 SE4 Sec 1, T17S-R29E SW4 SE4, SW4 SW4 Sec 1, T17S-R29E N2 NW4, NE4 Sec 12, T17S-R29E NW4 SE4 Sec 6, T17S-R30E Lots 1 & 2 (W2 NW4) Sec 7, T17S-R30E S2 NW4 Sec 12, T17S-R29E N2 SW4 Sec 12, T17S-R29E SW4 SW4 Sec 12, T17S-R29E N2 SE4, SW4 SE4, SE4 SW4 Sec 12, T17S-R29E Lots 3 & 4 (W2 SW4) Sec 7, T17S-R30E Lots 6 & 7, (W2 SW4) Sec 6, T17S-R30E NE4 SE4, S2 SE4 Sec 6, T17S-R30E NE4, E2 NW4 Sec 7, T17S-R30E	Surface to base of the unitized formation as defined in the Square Lake 12 Unit Agmt dated 8/1/67 which is defined as the Grayburg formation the top of which is at 2,416' and the base at 2,710' as shown on the Gamma ray neutron log of the Kewanee Oil Co. No. 10 Bedingfield well, located in SW4 SE4 of Sec 1, T17S-R29E
Turkey Track Unit Sec 3	Eddy.	NE4 SW4 Sec 3, T19S-R29E	Surface to top of the San Andres
		SE4 SE4 Sec 3, T19S-R29E	Surface to top of the San Andres
		Lot 2 (NW4 NE4), S2 NE4, N2 SE4, SW4 SE4 Sec 3, T19S-R29E	Surface to the top of the San Andres
		Lots 3 & 4 (N2 NW4), SE4 NW4 Sec 3, T19S-R29E	Surface to the top of the San Andres
		SW4 NW4 Sec 3, T19S-R29E	Surface to 2,185'

Property Name	County	Legal Description	Depth Rights
Boling State	Eddy	NW4 SE4 Sec 9, T17S-R28E	Surface to 789'
El Cheapo State	Eddy	NE4 SE4 Sec 1, T19S-R27E	Surface to 1,969'
Elk State #1 and #2	Eddy	SE4 SW4 Sec 17, T18S-R28E	Surface to 2,635'
Elliott 1	Eddy	SW4 NW4 Sec 28, T18S-R30E	Surface to 3,350'
Elliott 2 & 3	Eddy	SE4 NE4 Sec 29, T18S-R30E	Surface to 3,275'
		SW4 NE4 Sec 29, T18S-R30E	Surface to 3,275'
East Red Lake Unit	Eddy	SW4 Sec 36, T16S-R28E	Surface to Penrose Sand of the Queen
		SE4 Sec 35, T16S-R28E	Surface to 3,000'
		Lots 1 & 2 (N2 NE4), S2 NE4, NE4 Sec 2, T17S-R28E	Surface to 2,330'
		Lots 3 & 4 (N2 NW4) Sec 1, T17S-R28E	Surface to 2,347' - Lot 3 Surface to 2,274' - Lot 4
		S2 NW4 Sec 1, T17S-R28E	Surface to 2,363' as to the SW4 NW4 and 1,785' as to the SE4 NW4
..ve State	Eddy	SE4 NE4 Sec 35, T16S-R28E	Surface to 1,721'
Magnolia State	Eddy	SE4 SW4 Sec 6, T19S-R28E	Surface to 3,000'
Read State	Eddy	SE4 NE4 Sec 11, T17S-R28E	Surface to 1,700'
Root Federal	Eddy	SW4 NE4, S2 NW4, N2 SW4 Sec 1, T17S-R29E	Surface to 3,000'
Southland State	Eddy	NW4 NE4 Sec 7, T19S-R28E	Surface to 1,960'
State D #1	Eddy	NW4 NW4 Sec 16, T18S-R28E	Surface to 3,100'
Welch State #1	Eddy	NW4 NE4 Sec 21, T18S-R28E	Surface to base of Lovington Sand or to 2,700' whichever is greater in depth, but in no event greater than 3,000'
Welch State #2	Eddy	SE4 SW4 SE4 Sec 16, T18S-R28E	Surface to 2,700'
Welch State #3	Eddy	N2 SW4 SE4, SW4 SW4 SE4 Sec 16, T18S-R28E	Surface to 2,700'
Welch State #4	Eddy	NE4 NE4 Sec 21, T18S-R28E	Surface to base of Lovington Sand or to 2,709' whichever is greater in depth, but in no event greater than 3,000'
Wilson State	Eddy	NW4 SW4 Sec 36, T18S-R29E	Surface to 3,000'
Wright Federal	Eddy	Lot 1 (NE4 NE4), SE4 NE4 Sec 1, T17S-R29E	Surface to 2,938'
		Lots 1, 2, 4 & 5, S2 NE4 Sec 6, T17S-R30E	Surface to 2,938'
A.. . Federal	Eddy	NE4 Sec 15, T17S-R28E	Surface to 2,100' or to such depths as necessary to include the Premier Zone of the Grayburg formation
Bedingfield Federal	Eddy	SE4 SW4, NW4 SE4 Sec 1, T17S-R29E	Surface to 3,035'
Creek Federal	Eddy	W2 NE4, E2 NW4 Sec 23, T18S-R30E	Surface to 3,500'
ETZ Federal	Eddy	S2 NW4 Sec 16, T16S-R30E	Surface to 3,750'
Federal	Eddy	SE4 Sec 15, T17S-R28E	Surface to 2,222'
Federal BN	Eddy	NW4 NW4 Sec 35, T18S-R30E	Surface to Depth of zone
Federal D	Eddy	S2 SW4 Sec 27, T16S-R30E	Surface to 3,238'
Fina State	Eddy	W2 NW4 Sec 36, T18S-R29E	Surface to 2,700'
Hondo Federal	Eddy	SE4 NW4 Sec 23, T17S-R28E	Surface to 2,252'
Humble "8" State Lease	Eddy	N2 NE4, NE4 NW4 Sec 7, T17S-R29E	Surface to 100' below the total depth drilled but not to exceed 3,100'
4		N2 NW4, SE4 NW4, E2 SE4 Sec 8, T17S-R29E	Surface to 100' below the total depth drilled but not to exceed 3,100'
Nunlee Federal	Eddy	W2 NW4, SE4 Sec 22, T16S-R30E	Surface to base of the Wolfcamp

Property Name	County	Legal Description	Depth Rights
		NW4, SE4 Sec 27, T16S-R30E	Surface to base of the Wolfcamp
Nunlee Federal Tract 1	Eddy	NE4, NE4 SE4 Sec 35, T16S-R29E	Surface to base of the San Andres
Sivley Federal	Eddy	W2 Sec 8, T16S-R30E E2 Sec 17, T16S-R30E W2 Sec 20, T16S-R30E	Surface to base of the San Andres Surface to base of the San Andres Surface to base of the San Andres
Corbin A Fed	Lea	Lot 1, 2, S2 NE4 (NE4)	Surface to 4950' beneath surface
Federal 19-1	Lea	Lot 4, (SW4 SW4) Sec 19, T19S-R33E	Surface to 3,257'
Big Circle Federal	Lea	SE4 Sec 24, T19S-R32E NE4 Sec 25, T19S-R32E	Surface to 3,200' Surface to 3,200'
Bondurant Fed Nos. 1 & 2	Lea	NE4 SW4, SW4 NW4 Sec 13, T19S-R32E	Surface to 3,278'
Cactus St.	Lea	Lots 3 & 4 (N2 NW4) Sec 6, T20S-R35E	Limited in Depth as to all depths owned of record by the Assignors
:alca State	Lea	SW4 SE4 Sec 36, T19S-R34E	Surface to and including 5,110'
..ler Federal	Lea	Lot 2 (SW4 NW4) Sec 19, T19S-R32E	Surface to 2,700'
Minerals State	Lea	SE4 SW4 Sec 36, T19S-R34E	Surface to 5,400' less and except the interval from 3,850' to 4,090'
Pure State	Lea	E2 SE4 Sec 36, T19S-R34E	Limited in Depth as to all depths owned of record by the Assignors
Signal Ross Federal	Lea	Lot 1(NW4 NW4), N2 NE4, E2 NW4 Sec 30, T19S-R33E	Surface to 3,200'
State 175	Lea	S2 Sec 11, T21S-R35E	Limited to 3,950' or a depth sufficient to test the Eumont Yates, wichever is less, and upon reaching said depth the option to drill to the base of the Queen
Texaco Federal	Lea	Lot 1 (NE4 NE4) Sec 1, T20S-R34E	Limited in Depth as to all depths owned of record by the Assignors
Unocal State	Lea	NW4 SE4 Sec 36, T19S-R34E	Surface to 4,800'
Yates "A"	Lea	SW4, W2 SE4 Sec 29, T21S-R35E W2 NE4 Sec 32, T21S-R35E	Surface to base of the Yates formation Surface to base of the Yates formation
Lu.k Seven Rivers Unit	Lea	SW4, SW4 NE4 Sec 3, T19S-R32E W2 NW4, SE4 NW4, SE4 Sec 3, T19S-R32E NE4 NW4, Sec 3 T19S-R32E	Surface to 4,300' Surface to 4,300' From 4,159' to 4,300'

Property Name	Allocated Value
WR Means #2 & 3	
Federal 21 No. 1	
Federal 28 Nos. 1 & 3	
South Lucky Lake Queen Unit	
James Federal	
Heard "A" & "B" Federal	
Tenneco Federal #1	
Featherstone Federal #1	
Arco Federal #1 & #2	
B.D. State #1	
Mobil State #1	
Nmoco State #1	
Hudson State #1 & #2	
Vola Federal #1, #2 & #3	
Humble State	
Aurora State	
Barton "A" Federal	
Brainard Federal No. 12	
Brainard Federal	
C State Nos @ & 4	
Camille State	
Cost A Plenty	
Drewery	
English	
Gulf Floss State	
Gulf State	
Hanson Federal	
Lusk 22 Federal Nos 1 & 2	
McKea-Wilson Federal	
Ohio-Jones Federal	
Parke Federal	
Perry Leonard	
Ronadero Federal 1-4	
Ronadero 9 USA	
Southern Union (Hackberry)	
Sun Federal	
Tennessee	
Old Loco Unit	
Square Lake 12 Unit	
Turkey Track Unit Sec 3	
Bolling State	
El Cheapo State	

Elk State #1 and #2	
Elliott 1	
Elliott 2 & 3	
East Red Lake Unit	
Lowe State	
Magnolia State	
Read State	
Root Federal	
Southland State	
State D #1	
Welch State #1	
Welch State #2	
Welch State #3	
Welch State #4	
Wilson State	
Wright Federal	
Aztec Federal	
Bedingfield Federal	
Creek Federal	
ETZ Federal	
Federal	
Federal BN	
Federal D	
Fina State	
Hondo Federal	
Humble "8" State Lease	
Nunlee Federal	
Nunlee Federal Tract 1	
Sivley Federal	
Corbin A Fed	
Federal 19-1	
Big Circle Federal	
Bondurant Fed Nos. 1 & 2	
Cactus St.	
Jamaica State	
Miller Federal	
Minerals State	
Pure State	
Signal Ross Federal	
State 175	
Texaco Federal	
Unocal State	
Yates "A"	
Lusk Seven Rivers Unit	

EXHIBIT B

Sale Procedures

(attached)

BIDDING PROCEDURES[1]

The following procedures (the "Bidding Procedures") shall govern the Auction and proposed sale (the "Sale") of the Webb Properties of the Debtors. On June 13, 2007, the Debtors filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code. The Debtors also recently filed a motion (the "Motion") seeking, among other things, approval of the Sale, these Bidding Procedures, the Bidder Protections (as defined below), and the Purchase Sale Agreement dated as of November 14, 2007 (the "PSA") between the Debtors, as Seller and KT Energy II, LLC, a limited liability corporation, as Purchaser ("Proposed Purchaser"), subject to higher or otherwise better offers. On November 20, 2007, the Bankruptcy Court entered an order, among other things, approving these Bidding Procedures and the Break-Up Fee (the "Bidding Procedures Order"). The Bidding Procedures Order approves the following procedures for the qualification of bidders and consideration of Competing Proposals (as defined below), directs the form and manner of notice of these Bidding Procedures, and schedules the Auction and hearing to approve the Prevailing Bid (as defined below).

The Auction Process – Overview

The Debtors shall:

- Assist Qualified Bidders in conducing their due diligence investigations through December 10, 2007;
- Accept Competing Proposals from Qualified Bidders until 5:00 p.m. (Central Time) on December 10, 2007;
- Identify Qualified Bidders by December 12, 2007;
- Conduct an Auction, if necessary, and select the Prevailing Bidder (as defined below) on December 14, 2007; and
- Seek approval of the sale of the Webb Properties to the Prevailing Bidder at a hearing before the Bankruptcy Court on December 18, 2007, at 9:30 a.m. (the "Sale Hearing).

Within five (5) Business Days following the entry of the Bidding Procedures Order, or as soon thereafter as is practicable, the Debtor will serve a notice of the Sale, Auction, and Sale Hearing (the "Auction and Sale Hearing Notice") by first class mail, postage prepaid, to: (a) all potential purchasers previously identified or solicited by the Debtors and any additional parties who have previously expressed an interest in potentially acquiring the Webb Properties at any time, (b) all other potentially interested parties identified by the Debtor or their advisors; (c) the Office of the United States Trustee, (d) counsel for the DIP Lender, (e) counsel for the Proposed Purchaser, (f) counsel for the committee of unsecured creditors (the "Committee") appointed in this case, (g) all parties of interest who have requested notice pursuant to Bankruptcy Rule 2002, (h) all parties who are known to possess or assert a Lien, claim, encumbrance or interest in or

[1] Capitalized terms not defined herein shall have the meaning ascribed to them in the PSA, as defined below, and the Motion.

upon any of the Webb Properties, (i) all applicable federal, state and local regulatory or taxing authorities or recording offices which have a reasonably known interest in the relief requested in the Motion; and (j) all other parties on the Debtors' most current master service list filed in the Bankruptcy Case.

Qualified Bidders

Any person seeking to become a Qualified Bidder pursuant to these Bidding Procedures and participate in the Auction must deliver to the Debtors, Lothian Oil, Inc, 200 N. Loraine, Suite 400, Midland, Texas 79701, Attn: James R. Latimer, III, Chief Restructuring Officer, with a copy to Debtors' counsel, Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas, 77010, Attn: Blaine Bates, so as to be received no later than 5:00 p.m. (Central Time) on December 10, 2007, the following items:

- If they have not already done so, an executed confidentiality agreement in form and substance substantially the same as the one executed by the Proposed Purchaser (a copy of which is available from Debtors' counsel);
- Financial and other information that allows the Debtors, in consultation with the Committee, to make a reasonable determination as to such Person's financial and other capabilities to consummate a purchase of the Webb Properties and the Proposed Transaction contemplated by the PSA within the time frame set forth for Closing in the PSA; and
- Other written evidence, in form and substance satisfactory to the Debtors in their sole discretion, as may be requested by the Debtors or their advisors, from time to time.

A Person who complies with all of the foregoing requirements may be identified by the Debtors as a "Qualified Bidder." The Debtors, in consultation with the Committee, shall make its initial determination as to which prospective bidders have qualified to become a Qualified Bidder by December 12, 2007 and give prompt notice thereof to the Committee. The Proposed Purchaser is and shall be deemed to be a Qualified Bidder. The Debtors reserve the right (i) at any time to require any potential bidder previously determined to be a Qualified Bidder to provide additional evidence of its ability to consummate the Proposed Transaction in order to remain a Qualified Bidder, and (ii) to exclude any prospective bidder from participating further in the Auction process as a result of its inability to satisfy such further requirements to become a Qualified Bidder.

Interested bidders requesting information about the qualification process should contact Blaine Bates, Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas, 77010, blaine.bates@haynesboone.com, (Telephone: 713-547-2100).

Due Diligence

Qualified Bidders desiring to conduct due diligence are directed to contact Blaine Bates, Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas, 77010,

blaine.bates@haynesboone.com (Telephone: 713-547-2000). The Debtors and their representatives shall not be obligated to furnish any information of any kind whatsoever relating to the Seller's business or the Webb Properties to any person who the Debtors have not identified as a Qualified Bidder.

Any person conducting due diligence must complete their due diligence investigation by December 10, 2007.

Form and Content of Competing Proposals

Formal, binding, unconditional bids (each, a "Competing Proposal") must:

- Be accompanied by an executed "clean" version of a sale agreement (together with a blackline reflecting how it varies from the PSA);
- Propose an acquisition of the Webb Properties of the Debtor as contemplated by the PSA;
- Identify the consideration to be paid for such assets;
- Identify what portion of the consideration for the Webb Properties shall be paid in cash and what portion of the consideration is to be paid in any other form of cash-equivalent consideration;
- Contain sufficient information concerning cash-equivalent consideration to permit the Debtors, in consultation with the Committee, to assess accurately the value of such consideration;
- Include a letter setting forth (i) the identity of the bidder (including an authorized representative thereof) making the Competing Proposal and the identity of all Persons having direct or indirect ownership or control of such bidder, (ii) such bidder's counsel, (iii) contact information for such bidder, its authorized representative and its counsel, and as to each, such person's full name, company or firm, physical address or other address at which such person receives overnight deliveries, telephone number, facsimile number and email address, (iv) an acknowledgment (a) that the bidder has had an opportunity to examine the Webb Properties and liabilities of the Debtors prior to making its offer, (b) that the bidder has relied solely upon its own independent review, investigation and/or inspection of any documents in making its bid and (c) that the bidder did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express or implied, by operation of law or otherwise, regarding the Webb Properties, or the completeness of any information provided in connection with the Debtors' implementation of the Bidding Procedures, in each case except as expressly stated in its Competing Proposal, (v) representing that the total consideration to be paid satisfies the Minimum Overbid Requirement (as

defined below), (vi) an acknowledgement that such bidder submits to the core jurisdiction of the Bankruptcy Court and will waive the right to a jury trial, to the extent any such right exists, and (vii) an acknowledgement that such bidder is aware of the collusive bidding provisions contained in 11 U.S.C. § 363(n) and will comply with such provisions;

- Contain evidence of a written commitment for financing from a reputable financing source or other evidence in writing of the bidder's financial ability to consummate the Proposed Transaction;

- Contain a written acknowledgment that such bid is unconditional and not contingent upon any due diligence investigation, or the receipt of financing, or any other event that is in addition to or more burdensome than the conditions set forth in the PSA;

- Contain written evidence that the bidder has the requisite corporate or similar authority to consummate the Competing Proposal;

- Contain a written acknowledgment that such bid is irrevocable until (i) eleven (11) days after the entry of an order by the Bankruptcy Court approving the Prevailing Bid as the highest and best bid and authorizing the Debtors to enter into an agreement with respect thereto; and (ii) until January 31, 2007, if such bid is approved by the Bankruptcy Court as the Prevailing Bid;

- Be accompanied by a cash deposit equal to three percent (3%) of the proposed consideration to be paid under such Competing Proposal and a written undertaking to provide an additional cash deposit (the "Additional Deposit") equal to seven percent (7%) of the proposed consideration to be paid under such Competing Proposal upon Bankruptcy Court approval of such bidder's Competing Proposal (as may have been modified at the Auction) if such Competing Proposal is determined to be the Prevailing Bid;

- Contain written evidence that the bidder can provide adequate assurance of its future performance under any executory contract or unexpired lease that is to be assumed and assigned to such bidder as a condition to Closing under the Competing Proposal;

- Result in the delivery of value to the Debtors' estates that, in the Debtors' reasonable judgment after consultation with its legal advisors, and with the Committee, is at least $300,000.00 ("Minimum Overbid Requirement") more than the Purchase Price, less Adjustments;

- Be supplemented with such other information as the Debtors may request.

Each proposal that contains all of the foregoing is a "Competing Proposal." Any proposal that does not timely comply with all of the foregoing may be determined by the Debtors in their reasonable discretion to not constitute a Competing Proposal.

Competing Proposal Deadline

All Competing Proposals must be submitted in writing so that they are *actually* received no later than 5:00 p.m. (Central Time) on December 10, 2007 (the "Bid Deadline"), by the Debtors, Lothian Oil, Inc, 200 N. Loraine, Suite 400, Midland, Texas 79701, Attn: James R. Latimer, III, Chief Restructuring Officer, with a copy to counsel to the Debtors: Blaine Bates, Haynes and Boone, LLP, 1221 McKinney, Suite 2100, Houston, Texas, 77010, blaine.bates@haynesboone.com. Each prospective bidder must submit three (3) copies of its Competing Proposal if in hard copy (together with a disk containing the document in WORD format) or one copy if by email. E-mail submissions should be both PDF and WORD formats. The Debtors will hold all Competing Proposals submitted prior to the Bid Deadline until the Bid Deadline has passed, and will promptly forward, not later than the earlier of (i) 48 hours following the Bid Deadline; and (ii) 72 hours prior to the Auction, copies of all Competing Proposals to counsel for the Proposed Purchaser, each Qualified Bidder that properly submitted a Competing Proposal, and counsel for the Committee. Prior to the Auction the Debtor may negotiate with the Proposed Purchaser and Qualified Bidders to increase or otherwise improve the terms of their bids. Deposits submitted together with or in connection with a Competing Proposal may be wire transferred to the Debtors. Please contact Debtors' counsel for wire instructions.

Auction

If one or more Competing Proposals submitted by Qualified Bidders are received by the Debtors, the Debtors will conduct an auction (the "Auction"). The Auction will take place on December 14, 2007, commencing at 10:00 a.m. at the United States Bankruptcy Court, United States Courthouse, Hipolito F. Garcia Federal Building , Courtroom No. 3, Fifth Floor, 615 East Houston Street, San Antonio, Texas 78295 and by video conference at the United States Courthouse, 100 E. Wall St., Room P124, Midland, Texas 79701. At least two (2) business days prior to the Auction, each Qualified Bidder must inform the Debtors whether it intends to participate in the Auction.

Based upon the terms of the Competing Proposals submitted by the Qualified Bidders, and such other information as the Debtors determine is relevant, two (2) business days prior to the commencement of the Auction the Debtors shall advise the Qualified Bidders participating in the Auction which Competing Proposal has been determined to be the highest or otherwise best Competing Proposal. In addition to the foregoing, the Auction shall be conducted as follows:

- At the commencement of the Auction, the Debtors shall announce the highest or otherwise best Competing Proposal, identify the distinctions between such Competing Proposal and the PSA and, if applicable, provide the Qualified Bidders with a summary sheet (the "Worksheet") identifying and quantifying such distinctions, and valuing, in consultation with the

Committee, any intangibles and non-monetary terms and considerations included in such higher Competing Proposal;

- The Debtors and their advisors shall consult with the Qualified Bidders participating in the Auction concerning the issues and value set forth on the Worksheet. The Worksheet shall be updated throughout the Auction as applicable or appropriate in the Debtors' discretion;

- The Debtors shall then conduct an open Auction respecting Competing Proposals for the Webb Properties on the record, recorded by a court reporter and calling for incremental bids from the Qualified Bidders participating in the Auction, with minimum overbid increments being in an amount not less than $50,000;

- Qualified Bidders shall be permitted to caucus privately among themselves (but not with other Qualified Bidders) at any time, with or without the participation of the Debtors and their advisors at the Qualified Bidder's request; provided, however, the Debtors reserve the right to impose uniform reasonable time restrictions on such caucuses so that the Auction may continue and be completed in an orderly and timely manner;

- A Qualified Bidder that wishes to submit an incremental higher bid that is less than the minimum of $50,000 may do so, but only by announcing that such bid is such Qualified Bidder's highest or otherwise best Competing Proposal and, if topped, such Qualified Bidder shall no longer participate in the Auction. Bidding among the remaining Qualified Bidders shall continue to be in $50,000 minimum bid increments;

- The Debtors may adopt such other rules for the Auction (including rules that may depart from those set forth herein) that it anticipates will result in the highest or otherwise best value for its estate and that are not inconsistent with any Bankruptcy Court order, *provided* that any changed or additional rules for the Auction are not materially inconsistent with these Bidding Procedures and are communicated to all participants at or prior to the Auction;

- The Proposed Purchaser is entitled to a Break-up Fee equal to $200,000 under the PSA. Accordingly, if the Proposed Purchaser participates in the Auction and submits a topping bid, it is entitled to credit bid its Break-Up Fee in an amount equal to $200,000 in each round of bidding in connection with its participation in the Auction; and

- Participation in the Auction does not in any way limit or affect the Proposed Purchaser's rights to receive the Break-Up Fee pursuant to the terms of the PSA.

Selection of the Prevailing Bid and Bidder

During and upon the conclusion of the Auction, the Debtors, in consultation with the Committee, will consider each Competing Proposal (as may be modified at the Auction). Specifically, the Debtors will:

(a) Review each Competing Proposal (as may be modified at the Auction) on the basis of, among other things, the following:

- The amount of the consideration to be paid;
- The form of consideration to be paid;
- The extent of the liabilities to be assumed, if any;
- The extent of the Debtors' anticipated cure obligations, if any;
- The ability to close the transaction on or before the Closing Date set forth in the PSA;
- The other contractual terms included in the Competing Proposals; and
- The ease, speed and certainty of consummating the transaction.

(b) Identify the highest or otherwise best Competing Proposal (the "Prevailing Bid"), the bidder who submitted such Competing Proposal (the "Prevailing Bidder"), the next highest or otherwise best Competing Proposal (the "Back-Up Bid") and the bidder who submitted such Competing Proposal (the "Back-Up Bidder").

(c) Any objection relating to the Prevailing Bid must be filed and served upon (i) counsel to the Debtors, (ii) the Prevailing Bidder and its counsel, (iii) counsel to the DIP Lenders, (iv) counsel to the Committee, and (v) the United States Trustee so as to be *actually received* no later than 12:00 p.m. (Noon Central Time) on December 17, 2007.

At the Sale Hearing, the Debtors will seek (i) confirmation that the Prevailing Bidder is a Qualified Bidder, and that its Competing Proposal (as it may have been modified at the Auction) is the Prevailing Bid, (ii) approval of the Prevailing Bid and the Prevailing Bidder, (iii) authority to enter into a definitive agreement(s) with respect to the Prevailing Bid and consummate the transactions contemplated by the Prevailing Bid, (iv) entry of the Sale Approval Order and (v) if the Prevailing Bidder is not the Proposed Purchaser, authority and direction to pay the Break-Up Fee to the Proposed Purchaser upon receipt of the proceeds from the Prevailing Bidder. The proposed Prevailing Bidder shall appear at the Sale Hearing and be prepared to testify in support of its Prevailing Bid and its ability to close in a timely manner and provide adequate assurance of its future performance under any and all contracts and leases to be assumed by the Debtors and assigned to the Prevailing Bidder at Closing, if any. The Debtors shall accept a Prevailing Bid only when (i) the Bankruptcy Court has approved the Prevailing Bid and Prevailing Bidder, (ii) the Sale Approval Order approving such Competing Proposal has been docketed, (iii) definitive

documentation has been executed and delivered by the Debtors; and (iv) if the Prevailing Bidder is not the Proposed Purchaser, the Prevailing Bidder has made payment of the Additional Deposit.

Failure to Consummate the Prevailing Bid

If for any reason the Prevailing Bidder fails to timely consummate the transactions contemplated by the Prevailing Bid and the Sale Approval Order, the Debtors may declare the Back-Up Bidder as having submitted the highest or otherwise best bid and seek to consummate the Back-Up Bid upon further approval by the Bankruptcy Court.

Procedures with Respect to Deposits

Any deposit shall be returned ten (10) business days after the Bankruptcy Court approves the Prevailing Bid and enters the Sale Approval Order, except for deposits submitted by (i) the Prevailing Bidder, and (ii) any bidder that has forfeited its deposit as set forth below.

A Qualified Bidder will forfeit (i) its deposit if the bidder withdraws or modifies (in a manner determined by the Debtors to be less favorable) its Competing Proposal before the Bankruptcy Court approves the Prevailing Bid or (ii) its deposit if the bidder is the Prevailing Bidder and (a) modifies or withdraws its Competing Proposal without the Debtors' consent or (b) materially breaches the terms and conditions of its Competing Proposal. Deposits shall be construed as liquidated damages and constitute the Debtors' sole remedy and recourse against any Qualified Bidder.

Reservation of Rights

The Debtor reserves the right to: (i) determine which bidders are Qualified Bidders; (ii) determine which bids are Competing Proposals; (iii) determine which Competing Proposal is the highest or otherwise best proposal and which is the next highest or otherwise best proposal; (iv) reject any bid that is (a) inadequate or insufficient, (b) not submitted in conformity with the requirements of the Bidding Procedures Order or the requirements of the Bankruptcy Code or (c) contrary to the best interests of the Debtors and their estates, (v) impose additional terms and conditions with respect to any or all Qualified Bidders that are not materially inconsistent with these Bidding Procedures and any order of the Bankruptcy Court, (vi) extend the deadlines set forth herein, (vii) modify the Auction and Bidding Procedures to ensure the greater recovery to the Debtors' estates in a manner not materially inconsistent with the Bidding Procedures Order, and (viii) adjourn or cancel the Auction and/or Sale Hearing in open court without further notice.

EXHIBIT C

STATE OF NEW MEXICO	§
	§
COUNTIES OF CHAVES,	§
EDDY and LEA	§

ASSIGNMENT AND BILL OF SALE

LOTHIAN OIL, INC., a Delaware corporation, debtor in possession ("***Seller***"), whose address is 200 N. Loraine Suite, Suite 400, Midland, Texas, 79701, for sufficient consideration received, all cash in hand paid, the receipt and sufficiency of which are hereby acknowledged, does hereby GRANT, BARGAIN, SELL, CONVEY, ASSIGN, TRANSFER, SET OVER and DELIVER unto TANDEM ENERGY CORPORATION, a Delaware corporation ("***Buyer***"), whose address is 200 N. Loraine, Suite 500, Midland, Texas 79701, all of Seller's right, title and interest in and to the following (collectively, the "***Properties***;" capitalized terms and phrases used herein but not otherwise defined shall have the meaning ascribed to them in that certain Purchase and Sale Agreement, dated December 18, 2007, by and between Buyer and Seller (the "***Purchase and Sale Agreement***"):

A. All oil, gas and mineral leases, and the leasehold estates created thereby, including royalties, overriding royalties, net profits interests, reversionary interests, and other leasehold and fee interests covering certain lands located in Chaves, Eddy and Lea Counties, New Mexico, including, without limitation, those described in the attached ***Exhibit A*** (collectively, the "***Leases***"), and all of the lands covered by said Leases ("***Lands***"), together with corresponding interests in and to all the property and rights incident thereto, including all rights in any pooled, communitized or unitized acreage by virtue of the Lands being a part thereof (the "Units").

B. All producing, non-producing, shut-in and abandoned oil and gas wells, salt water disposal wells, injection wells, and water wells located on the Leases or Units.

C. All pipelines, gathering systems, water disposal systems, compressors, wellhead equipment, facilities, personal property, equipment, fixtures, and improvements located on or appurtenant to the Leases and Lands insofar as they are used in connection with the operation of the Leases or to the extent related to the production, treatment, sale, or disposal of hydrocarbons or water produced from the Leases, Units or Wells or attributable thereto (the "***Facilities***").

D. All farmout agreements, farmin agreements, surface leases, and division and transfer orders covering or affecting any or all of the interests described or referred to above and all other contracts, contractual rights, interests and other agreements covering or affecting any or all of the interests described or referred to above that are referenced on ***Schedule B*** hereto (the "***Contracts***").

E. All surface fee interests, servitudes, easements, rights-of-way, licenses, authorizations, permits, and similar rights and interests applicable to, or used in connection with, any or all of the above described interests (the "***Easements***").

F. All oil, condensate, natural gas, natural gas liquids, and hydrocarbons and other minerals produced and saved and all accrued but unpaid funds relating to production after the Effective Date and attributable to Seller's interest in the Leases, Lands and Units (the "***Hydrocarbons***").

G. All environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Leases, the Units or the Facilities.

H. To the extent transferable without payment of a transfer or licensing fee, or in the event a transfer fee or licensing fee is due in connection with the transfer thereof and to the extent that Buyer has agreed to pay such fee, all of Seller's right, title and interest in and to all suspension accounts, well logs, maps, and suspense proceeds, books, files, records, correspondence, studies, surveys, reports, geologic, proprietary geophysical and seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical and seismic data), software licenses and other data in the actual possession or control of Seller and relating to the environmental condition and operation of the Leases, Lands and Facilities, including all title records, customer lists, supplier lists, operational records, technical records, production and processing records, division order and lease right-of-way files, accounting files and Contract files including hard copies and electronic format (the "***Records***").

I. All of the above real and personal properties, rights, titles, and interests described in ***Sections A*** through ***H*** above, subject to the limitations and terms expressly set forth herein and in Exhibits A and B attached hereto, including all of the foregoing that is property of Seller's bankruptcy estate created pursuant to Bankruptcy Code section 541, are hereinafter collectively called the "***Properties***" or, individually, the "***Property***".

1. This Assignment is made and accepted expressly subject to the terms and conditions set forth in the Purchase and Sale Agreement.

2. Anything in this Assignment and Bill of Sale to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that Seller warrants title in the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Seller, but not otherwise. WITHOUT LIMITATION OF THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR

EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO THE EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER.

3. To the extent permitted by law, Buyer shall be subrogated to Seller's rights in and to prior covenants, representations, warranties and indemnities given with respect to the Properties, made by persons or parties other than Seller. Seller hereby grants and transfers to Buyer, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations, warranties and indemnities, if any, which Seller is entitled to enforce with respect to the Properties, but only to the extent not enforced by Seller.

4. Seller agrees to execute and deliver to Buyer, from time to time, such other and additional instruments, notices, division orders, transfer orders and other documents, and to do all such other and further acts and things as may be reasonably necessary to more fully and effectively grant, convey and assign to Buyer the Properties, provided however, that where governmental regulation requires that the execution of transfers or assignments of interests in oil and gas leases be made on official or promulgated forms, Seller will execute such forms at Buyer's request not later than ten (10) days after such request, and such forms are to be considered counterparts of this Assignment and Bill of Sale and deemed to contain all of the terms and conditions contained herein.

5. This Assignment and Bill of Sale shall be binding upon and inure to the benefit of Seller and Buyer and their respective successors and assigns.

TO HAVE AND TO HOLD the Properties unto Buyer, its successors and assigns, forever, subject as aforesaid.

(Signature page follows)

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment and Bill of Sale on the date set forth in their respective acknowledgments below, TO BE EFFECTIVE, HOWEVER, AS OF 7:00 a.m. Central Time, on _______________, 200___ ("Effective Date).

SELLER:

LOTHIAN OIL, INC.

By: ___________________________
James R. Latimer, III
Chief Restructuring Officer

BUYER:

TANDEM ENERGY CORPORATION

By: ___________________________

Name: ___________________________

Title: ___________________________

Exhibits:
Exhibit "A" Leases
Exhibit "B" Contracts

STATE OF TEXAS §
§
COUNTY OF __________ §

This instrument was acknowledged before me on the ____ day of _____________, 200__, by James R. Latimer, III, Chief Restructuring Officer of LOTHIAN OIL, INC. a Delaware corporation, on behalf of said corporation and in the capacity stated therein.

____
Notary Public in and for the State of Texas

STATE OF TEXAS §
§
COUNTY OF ___________§

This instrument was acknowledged before me on the ____ day of ____________, 200__, by ________________, ________________ of Tandem Energy Corporation, a Delaware corporation, on behalf of said corporation and in the capacity stated therein.

____
Notary Public in and for the State of Texas

Exhibit A

[Insert list of Leases]

Exhibit B

[Insert list of Contracts]

SCHEDULE 1.4

Contracts

1. Independent Contractor Agreement entered into as of July 16, 2007 by and between Lothian Oil Texas I, Inc., a wholly-owned subsidiary of Lothian Oil (USA) Inc. and S&S Pumping Services, Inc.

2. Joint Operating Agreement, Wilson State #1, dated October 8, 1984, Township 8 South, Range 29 East, NNPM NW/4 SW/4, Section 36 Eddy County, New Mexico.

3. Joint Operating Agreement, Aztec Fed, dated December 9, 1953, Township 17 South, Range 23 East, NNPM Section 15 NE Eddy County, New Mexico.

4. Joint Operating Agreement, Big Circle 1979, dated June 7, 1979, 18 Properties [Operator Collier & Collier, Non-operator Bert Jones], Eddy and Lea Counties, New Mexico.

5. Joint Operating Agreement, Big Circle 1980, dated June 18, 1980, Township 19 South, Range 32 East Sections 24 and 25, Lea County, New Mexico.

6. Joint Operating Agreement, East Red Lake Unit Agreement, dated November 5, 1969, Township 16 South, Range 23 East, NNPM Section 35 SE 1/4, Section 36 SW 1/4, Township 17 South, Range 28 East, NNPM Section 1 – Lots 3 and 4 (N 1/2, NW 1/4), S 1/2, NW 1/4, Section 2 – Lots 1 and 2 (N 1/2, NE 1/4), S 1/2, NE 1/4, Eddy County, New Mexico.

7. Joint Operating Agreement, East Red Lake Unit Operating Agreement, dated December 10, 1959 [rec June 24, 1960], Township 17 South, Range 23 East, Eddy County, New Mexico.

8. Joint Operating Agreement, Elliot #2 & #3, dated August 29, 1975, Township 18 South, Range 30 East, NMPM Section 28 W 1/2, NW 1/4, Section 29 E 1/2, NE 1/4, SW 1/4, NE 1/4, Eddy County, New Mexico.

9. Joint Operating Agreement, Elliot Fed #1, dated December 1, 1975, Township 18 South, Range 30 East, Section 28 SW 1/4, NW 1/4, Eddy County, New Mexico.

10. Joint Operating Agreement, Heard 7-15-74, dated July 15, 1974, Township 18 South, Range 30 East, Eddy County, New Mexico.

11. Joint Operating Agreement, Heard 12-1-75, dated December 1, 1975, Township 16 South, Range 30 East, Eddy County, New Mexico.

12. Joint Operating Agreement, Old Loco Unit Agreement, dated March 1, 1964 [Unit Owners Vilas P. Sheldon, Betty Sue Sheldon, R.D. Collier, Jimmy E. Collier].

13. Joint Operating Agreement, Signal Ross, dated June 7, 1979, 18 properties [Operator Collier & Collier, Non-operator Bert Jones], Eddy and Lea Counties, New Mexico.

14. Joint Operating Agreement, Southland #2, dated December 1, 1984, Township 19 South, Range 28 East, NNPM Section 7 NW/4, NE/4, NW/4, SE/4, Eddy County, New Mexico.

15. Joint Operating Agreement, State D, dated January 4, 1984, Township 18 South, Range 28 East, NNPM Section 16 NW/4, NW/4, Eddy County, New Mexico.

16. Joint Operating Agreement, Unocal State, dated February 20, 1990, Several Properties [Operator Xeric Oil and Gas Company], Lea County, New Mexico.

17. Joint Operating Agreement, Welch #1, dated November 1, 1982, Township 18 South, Range 28 East, NNPM Section 21 NW/4, NE/4, Eddy County, New Mexico.

18. Joint Operating Agreement, Welch #3, dated May 1, 1984, Township 18 South, Range 28 East, NNPM Section 16 N/2, SW/4, SE/4, SW/4, SW/4, SE/4, Eddy County, New Mexico.

19. Joint Operating Agreement, Welch #4, dated August 15, 1983, Township 18 South, Range 28 East, NMPM Section 21 NE/4, NE/4, Eddy County, New Mexico.

SCHEDULE 5.5

Litigation and Claims

None

SCHEDULE 5.8

Notices of Violations

1. *Application for Compliance Order Against Lothian Oil Texas I, Inc.*, Case No. 14014, filed by the New Mexico Oil Conservation Division on September 19, 2007 alleging compliance violations with respect to the Bedingfield Federal No. 001 well and Square Lake 12 Unit No. 111 well.

2. Notification by the New Mexico State Land Office of a possible trespass on State Trust Lands in Section 16, T19S-R32E (Lea County), dated October 5, 2007 in connection with Lothian Oil Inc.'s alleged use of an access road to the Bondurant Fed. #2 well without right of way.

3. Lothian Oil, Inc. received correspondence and a Violation Notice, dated October 4, 2007, from the U.S. Fish and Wildlife Service Office of Law Enforcement, for the alleged taking or killing of an American kestrel migratory bird without proper authorization. The Violation Notice assesses a $1,500.00 penalty and $25.00 processing fee, includes the recommendation that the following site be inspected by Lothian to ensure that no additional migratory bird deaths occur, and requests assurance that all open top storage tanks and/or any opening which exposes a fluid possesses a covering to prevent the entry of wildlife, specifically migratory birds, and that the coverings be maintained:

   Southern Union Federal Tank Battery – Sec. 30, T19S, R31E – Eddy County, New Mexico

   Sun-Fed #1 – Sec. 20, T19S, R31E – UTM: 13S0603768, 3612767 – Eddy County, New Mexico

SCHEDULE 7.2.2

Site Personnel

Rusty Adams

Casey Davidson

Tim McNealy